UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CFS Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

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Attached hereto is a letter that was published in the Northwest Indiana Times on April 9, 2010.

[CFS Bancorp, Inc. letterhead omitted]

AN OPEN LETTER TO JOHN PALMER AND RICHARD LASHLEY
OF PL CAPITAL GROUP

April 9, 2010

Mr. John Palmer, Principal	Mr. Richard Lashley, Principal
PL Capital, LLC	PL Capital, LLC
20 East Jefferson Avenue, Suite 22	466 Southern Blvd
Naperville, Illinois 60540	Chatham, New Jersey 07928

Dear Mr. Palmer and Mr. Lashley:

We read with interest the material you made public recently that detailed your so-called “plan” for corporate governance and financial performance at CFS Bancorp, Inc. We will reserve comment on this material for the appropriate venue, but we generally found it to be overly simplistic in its approach and misleading and inflammatory in its content.

There was one comment that we cannot in good conscious let go unaddressed in public. You noted that your plan would “Instill a sense of urgency and work ethic. Banking is not about magic formulas, its [sic] blocking and tackling by the right management team and staff.”

It’s one thing for you to say that you don’t like the way our team blocks and tackles. It’s another thing completely to attack our team of highly capable, dedicated, experienced business and retail bankers who work for CFS Bancorp or Citizens Financial Bank by implying that they lack “a sense of urgency and work ethic.”

That is categorically false. Each of our 342 team members has worked tirelessly, with great urgency, to improve the institution’s performance and execute our Strategic Growth Plan in the face of the most challenging economic and banking environment our country has faced since the Great Depression. We are not only proud of our team, but also impressed by the efforts that they have put forth and humbled by the dedication they have shown in dealing with this challenging environment, all while maintaining our position as a strong, stable institution. There is no lack of effort or urgency at CFS Bancorp.

You have insulted this fine group of people without reason, impugning their character, falsely condemning them in the eyes of their fellow shareholders. Over the past 15 months, we have remained focused on running our business and executing our Strategic Growth Plan as you have repeatedly attacked our Chairman, his family, our senior management team and our Board. We understand that enduring such attacks is part of life as named executives and/or board members of a publicly held company. In attacking our dedicated employees, you have overstepped your bounds.

This might just be another proxy fight over another investment to PL, but to our shareholders, the Board, management, our employees, our clients and the communities we serve, CFS Bancorp is a lot more than a mere investment. We are proud to work with and on behalf of this great team in meeting the financial service needs of both individuals and businesses in the communities we serve. Citizens Financial Bank has had a great history of service and success since 1934.

Best regards,

/s/ Thomas F. Prisby	/s/ Gregory W. Blaine
Thomas F. Prisby	Gregory W. Blaine
Chairman & CEO	Lead Independent Director

IMPORTANT INFORMATION
The Company mailed to shareholders and filed with the Securities and Exchange Commission (SEC) on March 17, 2010 its definitive proxy statement and BLUE proxy card in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s definitive proxy statement and accompanying BLUE PROXY CARD because they contain important information. Shareholders may obtain free of charge the definitive proxy statement, BLUE proxy card and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov, as well as from the Company by contacting Monica F. Sullivan, Vice President/Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.

INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests is included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.